Exhibit 99.1

Carl Sparks Elected to Board of Directors of Vonage Holdings Corp.

HOLMDEL, N.J., February 14, 2011 — Vonage Holdings Corp. (NYSE: VG), a leading provider of low-cost communications services connecting individuals through broadband devices worldwide, today announced that it has elected Mr. Carl Sparks to serve as a member of its Board of Directors.

Mr. Sparks is currently president of Gilt Groupe, an invitation-only online retailer of luxury products and experiences. He joined Gilt in 2009 as chief marketing officer. Prior to that, he served as general manager for Hotels.com USA and Canada. Before joining Hotels.com, Mr. Sparks was the chief marketing officer for Expedia.com, where he led brand strategy, creative development and marketing communications. Earlier in his career, Mr. Sparks served as vice president of direct business and brand at Capital One, and also served in senior marketing and strategy roles at Guinness, PepsiCo and The Boston Consulting Group. He graduated summa cum laude from Princeton University and received his MBA with Highest Distinction from Harvard University.

Vonage’s Chief Executive Officer, Marc Lefar, commented, “Carl’s track record for delivering innovative experiences to consumers is very impressive. With his extensive online background and brand marketing expertise, he will be a tremendous addition to our Board. We look forward to benefitting from his insights as we continue to develop new and compelling communications products for consumers worldwide.”

Mr. Sparks said, “I feel privileged to join this exciting and dynamic team and look forward to working closely with Marc and the other members of the Board during the next phase of Vonage’s transformation.”

About Vonage

Vonage (NYSE: VG) is a leading provider of low-cost communications services connecting individuals through broadband devices worldwide. Our technology serves approximately 2.4 million subscribers. We provide feature-rich, affordable communication solutions that offer flexibility, portability and ease-of-use.

Our Vonage World plan offers unlimited calling to more than 60 countries with popular features like call waiting, call forwarding and voicemail — for one low, flat monthly rate.

Vonage’s service is sold on the web and through regional and national retailers including Wal-Mart Stores Inc. and is available to customers in the U.S., Canada and the United Kingdom. For more information about Vonage’s products and services, please visit http://www.vonage.com.

Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing Inc., a subsidiary of Vonage Holdings Corp.

Vonage Investor Contact:	Vonage Media Contact:

Leslie Arena 732.203.7372 leslie.arena@vonage.com	Arpie McQueen 732.218.6075 arpie.mcqueen@vonage.com